Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck® Gold Miners ETF, the iShares® Silver Trust, the iShares® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due October 15, 2029

Term Sheet dated September 30, 2026 to Preliminary Pricing Supplement dated September 30, 2026 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	VanEck® Gold Miners ETF (the “GDX Fund”), iShares® Silver Trust (the “SLV Fund”), iShares® Semiconductor ETF (the “SOXX Fund”) and State Street® SPDR® S&P® Metals & Mining ETF (the “XME Fund”) (each, an “Underlying Fund”)
Pricing Date	October 12, 2026
Issue Date	October 15, 2026
Final Calculation Day	October 10, 2029
Stated Maturity Date	October 15, 2029
Principal Amount	$1,000 per security
Coupon Payments	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12.
Coupon Payment Dates	Monthly, on the 15th day of each month, commencing November 2026 and ending September 2029, and on the stated maturity date, provided that if a coupon payment date is not a business day, the coupon payment required to be made on that coupon payment date will be made on the next succeeding business day, and provided further that, if a call date is postponed with respect to one or more Funds, the coupon payment date immediately following that originally scheduled call date will be three business days after the latest call date, as postponed. If a coupon payment date is postponed, the coupon payment will be made on that coupon payment date as postponed with the same force and effect as if it had been made on the originally scheduled coupon payment date, with no additional amount accruing or payable as a result of the postponement.
Coupon Rate	At least 12.00% per annum, to be determined on the pricing date
Automatic Call	If the fund closing price of the lowest performing Fund on any of the call dates is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the coupon payment otherwise due. The securities will not be subject to automatic call until approximately six months after the issue date.
Call Dates	Monthly, on the third scheduled business day prior to each coupon payment date scheduled to occur from April 2027 to September 2029
Call Settlement Date	The coupon payment date immediately following the applicable call date
Maturity Payment Amount (per security)

The maturity payment amount will equal:

• if the ending price of the lowest performing Fund on the final calculation day is greater than or equal to its threshold price: $1,000; or

• if the ending price of the lowest performing Fund on the final calculation day is less than its threshold price:

$1,000 × (performance factor of the lowest performing Fund on the final calculation day + buffer amount)

Lowest Performing Fund	For any call date or the final calculation day, the Fund with the lowest performance factor on that day
Performance Factor	With respect to a Fund on any call date or the final calculation day, its fund closing price on that day divided by its starting price
Starting Price	For each Fund, its fund closing price on the pricing date
Ending Price	For each Fund, its fund closing price on the final calculation day

Summary of Terms (continued)

Threshold Price	For each Fund, 90% of its starting price
Buffer Amount	10%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06749L4S2 / US06749L4S24
Agent Discount	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Fund on the final calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the fund closing price of that Fund from its starting price in excess of 10% and will lose up to 90% of the principal amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your coupon payments, even if the fund closing price of the lowest performing Fund on the final calculation day significantly exceeds its starting price. You will not participate in any appreciation of any Fund.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $953.20 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010326014839/dp254022_424b2-9755wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Funds or the securities or Underlying Commodity (as defined in the accompanying PPS) held by the Funds or composing the Underlying Indices (as defined in the accompanying PPS). You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Up To 90% Of The Principal Amount Of Your Securities At Stated Maturity.

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If The Other Funds Perform Favorably.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Fund On The Final Calculation Day From Its Starting Price In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of Any Fund.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Call Date And The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Funds.

•	Higher Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Funds.

•	Any Payment On The Securities (Other Than Fixed Coupons) Will Be Determined Based On The Fund Closing Prices Of The Funds On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning Any Or All Of The Funds Or The Securities Or Commodity Held By The Funds.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Are Subject To Risks Associated With The Gold And Silver Mining Industries With Respect To The GDX Fund.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities In Non-U.S. Securities Markets With Respect To The GDX Fund.

•	There Are Risks Associated With Emerging Markets With Respect To The GDX Fund.

•	The Value Of The GDX Fund Is Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The GDX Fund.

•	The GDX Fund Recently Changed Its Underlying Index.

•	The Equity Securities Held By The SOXX Fund Are Concentrated In The Semiconductor Industry.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The SOXX Fund.

•	The Equity Securities Held By The XME Fund Are Concentrated In The Metals And Mining Industry.

•	Certain Features Of The GDX Fund, The SOXX Fund And The XME Fund Will Impact The Value Of The Securities.
•	The Performance And Market Value Of The SLV Fund, Particularly During Periods Of Market Volatility, May Not

Correlate With The Performance Of Its Underlying Commodity As Well As Its Net Asset Value Per Share.

•	The Securities Are Subject To Risks Associated With Silver With Respect To The SLV Fund.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally With Respect To The SLV Fund.

•	There Are Risks Associated With Commodities Trading On The London Bullion Market Association With Respect To The SLV Fund

•	Adjustments To A Fund Or An Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In Any Fund Or Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor Or Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	The Historical Performance Of The Funds Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-1 dated May 20, 2025, the underlying supplement dated May 15, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.